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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 - No. 333-120552) and related Prospectus of Tech Data Corporation for the registration of 2% Convertible Subordinated Debentures due 2021 ("New Securities") in the amount of $290,000,000, and to the incorporation by reference therein of our report dated March 4, 2004, with respect to the consolidated financial statements and schedule of Tech Data Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2004, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Tampa, Florida
December 6, 2004